Exhibit 10.13
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Award Letter

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STOCK CASH INCENTIVE UNIT AGREEMENT (“AGREEMENT”)

Congratulations on your 2024 long-term incentive award! Your long-term incentive (LTI) award is determined based on your performance and is made in recognition of your past and expected future efforts and contributions to Pitney Bowes, its subsidiaries and affiliates (“Company”). SCIUs are granted under the Company’s Key Employees Incentive Plan (as it may be amended from time to time, the “Plan”). To the extent any capitalized terms used in this SCIU agreement are not defined, they shall have the meaning ascribed to them in the Plan, which is made a part of this agreement.

Pursuant to the Plan, the Company hereby grants to you as of the “Grant Date” specified below, and you hereby accept from the Company, the number of SCIUs set forth below, on the terms and conditions set forth in this agreement and in the Plan.

About Your Stock Cash Incentive Unit (SCIU) Award
The dollar value of 70% of your LTI award has been converted into ### Num_SCIUs### SCIUs. SCIUs are a cash-based award that vest and payout based on the Company’s stock price performance. You are being granted one SCIU for each dollar of your LTI award allocated to SCIUs. Your SCIU, to the extent vested, will be payable equal annual installments on vesting dates that will generally fall between February 1 and March 15 of the first three calendar years, or Cycle, immediately following the calendar year of the award date. Vesting of the SCIUs is based upon the extent of achievement of stock price based performance criteria described below. The ticker symbol for the Company is “PBI” and we sometimes refer to the Company as “PBI”. While the target value of each SCIU is one dollar, the ultimate payout will be based on the Committee’s determination of the Company’s achievement of stock price based performance criteria described below.

The grant date and the number of SCIUs that have been awarded are specified below.

Grant Date	SCIUs
###GRANT_DATE###	«Num_of_SCIUs»

The average of the closing PBI stock price of the first 10 trading days of 2024 was $4.22.

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Performance Conditions
The number of SCIUs that will vest at the end of each year in the Cycle is determined by applying a “Unit Multiplier” to the target number of the SCIUs vesting during such year. The amount of the Unit Multiplier will be based on the percentage change in the average of the closing PBI stock price over the first 10 trading days of the first year and the average of the closing PBI stock price over the last 10 trading days of the year ending immediately preceding the vest date. The minimum and maximum number of SCIUs vesting in each year during the Cycle will be between 75% and 150%, respectively, of the SCIU subject to vesting in that year of the Cycle. The payout shall not exceed the maximum allowable units provided to an individual per year as specified in the Key Employees Incentive Plan (“Plan”). Further details on the vesting of your SCIU award are provided in the section below.

All determinations regarding the extent of vesting of the SCIU in any year or in the Cycle will be made by the Committee. In determining whether and to what extent the vesting has been attained, the Committee may make adjustments based on unusual or unique circumstances or the impact of acquisitions, divestitures or other major unusual events. In addition, the Committee retains the prerogative of exercising negative discretion by taking into account the overall performance of the Company in determining the final vesting of a SCIU award for each and any year.

Vesting, Conversion of Stock Cash Incentive Units
For this SCIU award, year one refers to calendar year 2024, year two refers to calendar year 2025, and year three refers to calendar year 2026. Below is an overview of how the Unit Multipliers for each performance year of your SCIU award will be calculated:

• First Vesting (after 2024 calendar year): The percentage change in the average of the closing PBI stock price of the first 10 trading days of year one versus the average of the closing PBI stock price of the last 10 trading days of year one (limited by the 75% minimum and 150% maximum Unit Multiplier thresholds).
• Second Vesting (after 2025 calendar year): The percentage change in the average of the closing PBI stock price of the first 10 trading days of year one versus the average of the closing PBI stock price of the last 10 trading days of year two (limited by the 75% minimum and 150% maximum Unit Multiplier thresholds).
• Third Vesting (after 2026 calendar year): The percentage change in the average of the closing PBI stock price of the first 10 trading days of year one versus the average of the closing PBI stock price of the last 10 trading days of year three (limited by the 75% minimum and 150% maximum Unit Multiplier thresholds).

As soon as practicable following the conclusion of each calendar year during the three-year Cycle, the Committee will determine the SCIU vesting and payout in respect of the applicable year. Except as provided below, to the extent the Committee determines that the SCIUs will become vested for that year, the number of SCIUs that will vest will equal the total number of SCIUs vesting for that year in the Cycle multiplied by the Unit Multiplier as determined by the Committee. Following vesting, you will receive a cash payout based on the vested SCIUs at the rate of one dollar per SCIU vested for that year.
Termination Provisions and Vesting of SCIUs
Except as set forth below, you must be employed by the Company through the vesting date to be eligible for a payment relating to the SCIUs and unvested SCIUs will be forfeited upon termination of employment. The following charts describe the more common termination events and the impact on these SCIUs of certain terminations of your employment with the Company prior to the vesting date stated above.

As described below, proration is based on the number of full months you are actively employed in the performance year of the Cycle and is applied to the specific tranche of SCIUs vesting for that year. SCIU tranches in subsequent performance years of the Cycle are forfeited.
SCIUs:

TERMINATION EVENT	TREATMENT OF UNVESTED SCIUs
Death or Total Disability	In the event of termination of your employment with the Company due to your death or Total Disability, these SCIUs will first vest based on target performance for the Cycle, disregarding any requirement that you be actively employed through the vesting date. The vested SCIUs will be paid within 30 days of the date of termination of employment due to death or Total Disability. The payment, if any, will be made to your personal representative, spouse, designated beneficiary or to your estate.
Retirement (termination upon achieving age 60 with 5 years of service)	In the event of termination of your employment with the Company due to your Retirement, the SCIUs vesting in that performance year will remain outstanding following Retirement, and will be prorated based on the number of full months you were actively employed in that performance year. The pro-rated SCIUs will be vested based on actual performance for that performance year in the Cycle, as determined by the Committee, disregarding any requirement that you be actively employed through the vesting date. The pro-rated, vested SCIUs will be paid at the same time payments are made on SCIU awards for the same year and Cycle to participants who are actively employed by the Company.

Involuntary termination other than for Cause (pursuant to a written separation agreement and release and NOT Retirement eligible)
In the event of termination of your employment with the Company other than for Cause or Gross Misconduct pursuant to a written separate agreement and release, the SCIUs will be forfeited on the date of termination of employment if the Grant Date is less than one year from the date of termination.

If the Grant Date is more than one year from the dated of termination, the SCIUs vesting in that performance year will be prorated based on the number of full months you were actively employed in that performance year. The pro-rated SCIUs will be vested based on actual performance for that year, as determined by the Committee, disregarding any requirement that you be actively employed through the vesting date. The pro-rated, vested SCIUs will be paid at the same time payments are made on SCIU awards for the same year and Cycle to participants who are actively employed by the Company.

Sale of Business	In the event of termination of your employment with the Company due to a Sale of Business, the SCIUs vesting in that performance year will be prorated based on the number of full months you were actively employed in that performance year. The pro-rated SCIUs will be vested based on actual performance for that year, as determined by the Committee, disregarding any requirement that you be actively employed through the vesting date. The pro-rated, vested SCIUs will be paid at the same time payments are made on SCIU awards for the same year and Cycle to participants who are actively employed by the Company.
Voluntary resignation	In the event of termination of your employment with the Company due to your voluntary resignation, unvested SCIUs will be forfeit on the date of termination of employment.
Termination For Cause or Gross Misconduct	In the event of termination of your employment with the Company for Cause or Gross Misconduct, unvested SCIUs will be forfeit on the date of termination of employment or the date of the actions giving rise to Cause or Gross Misconduct, as determined by the Company.

If your employment with the Company terminates and you are subsequently rehired by the Company, your subsequent employment will not reinstate your rights under this SCIU award or any other award(s) granted to you prior to your termination from employment.

The SCIUs and all amounts payable in respect of the SCIUs are subject to the Company’s clawback policies and the recoupment provisions of the Plan.

Income and Tax Withholding at Vesting
For income tax consequences of your award, please refer to the Tax Summary for your country which can be found by accessing Solium ShareWorks at https://www.shareworks.com/. The Company will withhold all required taxes pursuant to the laws of the local jurisdiction. By accepting this award, you authorize the Company to withhold appropriate taxes and other required payments, if, and when it determines the award becomes taxable to you.

Income from SCIUs Are Not Considered Compensation for Benefit Plan Purposes
Any income related to SCIUs will not be considered regular compensation for purposes of severance, resignation, termination, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, whether under statutory or common law.

No Vested Rights in Future Awards; Waiver of claims
This award is granted solely on a discretionary basis considering past and expected future performance and is not intended to create a right or entitlement. This award does not create a right to or expectation of future employment with the Company. You do not have any vested right to continue to receive future SCIU awards, nor shall any SCIUs granted to you become a benefit or entitlement of employment. You will have no rights, claim or entitlement to compensation or damages as a result of your termination of employment for any reason whatsoever (whether or not in breach of contract or local law), insofar as these rights, claim or entitlement arise or may arise from (i) the vesting of your SCIUs, (ii) your ceasing to have rights under or be entitled to any award as a result of such termination or (iii) loss or diminution in value of the award as a result of such termination, and you irrevocably release your employer, the Company and its affiliates, as applicable, from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, by accepting this award, you will be deemed to have irrevocably waived your entitlement to pursue such rights or claim.

Limits on Transfer of Awards
Neither this SCIU award nor any right under any this SCIU award shall be assignable, alienable, pledgeable, attachable, encumberable, saleable, or transferable by you other than by will or by the laws of descent and distribution (or, in the case of Awards that are forfeited or canceled, to the Company). Any purported assignment, sale or transfer thereof shall be void and unenforceable against the Company. If the Committee so indicates in writing to you, you may designate one or more beneficiaries who may exercise your rights under this SCIU agreement and receive any property distributable with respect to this SCIU award upon the your death or Total Disability. Amounts payable under this SCIU award, and any rights under this SCIU award, shall be payable or exercisable, during your lifetime only by you or, if permissible under applicable law, by your guardian or legal representative.

Adjustment, Recoupment, Forfeiture
Notwithstanding anything to the contrary contained, in consideration of the grant of this SCIU award, you agree that this SCIU award and any payments under it will be subject to forfeiture or repayment to the extent provided for in the Pitney Bowes Inc. Compensation Recoupment Policy, as in effect from time to time, and the Plan. In the event of any inconsistencies between this

SCIU agreement and any applicable clawback policy, the clawback policy will govern in any and all cases.

Data Privacy
In order for Pitney Bowes to meet its administrative, tax and legal obligations, you agree to allow the Company to collect, process and transfer personal data about you, as described below. Such data includes, without limitation, the information provided in the award materials and other personal data such as your name, work address, work telephone, employment status, salary, details of common stock and awards for common stock held and cash awards or previously made and any other personal data required and relevant to the administration of this award, tax compliance and reporting purposes. Because Pitney Bowes is a multinational Company, in the case of non-U.S. residents, such personal data will be transferred to the United States of America and possibly to other locations where administration information collection and processing may occur.

Your agreement to collect, use, store and transfer any such personal data extends to Pitney Bowes Inc. and any of its subsidiaries, any outside third-party plan administrators as selected by the Company and any other person that the Company may engage in the administration of this award. You may exercise your right to access and correct your personal data at any time by contacting your local human resources representative or by accessing Workday, where available. By accepting this award, you agree to the collection, use, and storage of your personal data for purposes described in this award. If you do not agree, you may revoke the award by contacting your local Human Resources Representative.

Amendment, Modification or Termination and Adjustment for Errors
This SCIU award and this SCIU agreement are subject to amendment, modification or termination by the Company at any time as provided in the Plan. The Company reserves the right to correct any administrative error in this SCIU agreement.

Terms of the Pitney Bowes Key Employee Incentive Plan
These SCIUs are subject to the terms of the Plan. In the event of any conflict between the provisions of the Plan and the provisions of this SCIU agreement, the provisions of the Plan shall govern. You hereby accept as final, conclusive and binding any decisions by the Committee with respect to the interpretation or administration of the Plan and this SCIU agreement. A copy of the Plan and further information concerning the Plan is available on the Company’s intranet.

By acceptance of this SCIU agreement, you agree to accept the terms of the SCIU award as set forth herein and in the Plan.